UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2010

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its new charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Indent. No.)

77 East King Street, P.O. Box 250, Shippensburg, PA		17257
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code (717) 532-6114

N/A

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a –12 under the Exchange Act (17 CFR 240.14a –12)

☐	Pre-commencement communications pursuant to Rule 14d – 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e – 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2010, Orrstown Financial Services, Inc. (the “Company”), announced the appointment of Douglas P. Barton to serve as Senior Vice President and Chief Accounting Officer, effective September 27, 2010. In connection with this appointment, the Company and its wholly-owned subsidiary, Orrstown Bank (the “Bank”), entered into an Executive Employment Agreement and Change in Control Agreement with Mr. Barton (referred to in this Form 8-K as “Mr. Barton” or the “Executive”), the material terms of which are described below.

Business Experience

Mr. Barton, 45, is a certified public accountant with over 24 years of experience in the financial services industry, most significantly in the areas of accounting and auditing. Prior to joining the Company, Mr. Barton was a partner in the independent registered public accounting firm of ParenteBeard LLC, in which capacity he was responsible for overseeing the audits of clients in several industries, including financial services, and the coordination of accounting, audit and tax services for various clients.

From 1999 to 2005, Mr. Barton served as Chief Accounting Officer of Sterling Financial Corporation, formerly a $2.8 billion financial holding company.

Mr. Barton began his career in public accounting with the accounting firms of Ernst & Young LLC and Beard Miller Company LLP, having graduated cum laude from Shippensburg University and holding a M.B.A. from LaSalle University.

Executive Employment Agreement

The Executive Employment Agreement provides for a two (2) year term to expire September 30, 2012 and an initial annual base salary at a rate of $175,000 per year. Under the Executive Employment Agreement, Mr. Barton is eligible to receive annual incentive payments as determined by the Compensation Committee of the Bank under the Company’s Executive Incentive Plan and equity incentive awards under the Company’s equity-based compensation plans, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which the senior executive officers of the Bank are eligible to participate.

The Executive Employment Agreement provides Mr. Barton with reimbursement of business expenses and paid vacation in accordance with Bank policies and procedures.

The Executive Employment Agreement contains customary nondisclosure, nonsolicitation and mutual nondisparagement provisions and a six month restrictive covenant within 80 miles of Shippensburg, Pennsylvania after resignation by Mr. Barton without “good reason” or termination of the executive by the Bank “for cause.”

The Executive Employment Agreement provides that the Bank may terminate Mr. Barton’s employment for “cause,” defined to mean (i) the failure by the Executive to substantially perform his duties, which failure creates actual material harm to the Company or the Bank, after written notice and the failure of the Executive to correct the deficiency within thirty (30) days after such notice; (ii) the engagement by the Executive in serious misconduct injurious to the Company or the Bank; (iii) the violation by the Executive of the nondisclosure, nonsolicitation or restrictive covenants after written notice and a failure to cure the violation; (iv) dishonesty or gross negligence by the Executive in the performance of his duties; (v) breach by the Executive of his fiduciary duties to the Company or the Bank involving personal profit; (vi) violation by the Executive of any law, rule or regulation governing banks or bank officers or any final and unappealable order issued by any bank regulatory authority which actually and materially harms the business of the Company or Bank, or (vii) moral turpitude or other serious misconduct on the part of the Executive which brings material public discredit to the Company or Bank.

The Executive Employment Agreement further provides that the Executive may resign upon ninety (90) days prior written notice, or may terminate his employment for “good reason,” defined as: (i) a diminution in his base salary; (ii) a diminution in his authority, duties or responsibilities; (iii) an imposition of a requirement that he report to an officer or employee of the Company or the Bank other than directly to the chief executive officer or the Board of Directors; (iv) a material diminution in the budget over which he retains authority; (v) a material change in the geographic location of his primary office; or (vi) any other action or inaction that constitutes a material breach of the Agreement by the Bank, in all cases after notice to the Bank within ninety (90) days after the initial existence of such condition and the failure of the Bank to cure the situation within thirty (30) days after notice.

The Executive Employment Agreement provides that the Bank will indemnify Mr. Barton to the fullest extent permitted by the By-laws of the Bank and by the laws of the Commonwealth of Pennsylvania.

Subject to the right of Mr. Barton to resign at any time upon ninety (90) days prior notice, the Executive Employment Agreement provides that the Company and the Bank may renew or extend the term of the Agreement for one or more successive two (2) year terms by written notice to the executive not later than 120 days prior to the expiration of the then current term. In the event the Company and the Bank would not renew or extend the term of the Agreement, and Mr. Barton’s employment with the Company and the Bank would terminate upon the expiration of the then current term, the Executive Employment Agreement provides for the Bank to pay to Mr. Barton in a lump sum an amount equal to five (5) months of his base salary and the continuation for a period of five (5) months of life insurance, health and dental plans and other employee benefit plans made available to and on a cost sharing basis consistent with all employees of the Company and the Bank.

The Executive Employment Agreement also provides for the reimbursement of certain costs, including up to six months rent, incurred by Mr. Barton in connection with the relocation of his personal residence to the Cumberland County, Pennsylvania area. Any such reimbursement is required to be repaid to the Bank should Mr. Barton resign within one year of the effective date of the Executive Employment Agreement.

The above summary of the Executive Employment Agreement is qualified in its entirety by reference to the full text of the Executive Employment Agreement, the form of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 22, 2010, and is incorporated herein by reference.

Change in Control Agreement

The terms and conditions of the Change in Control Agreement provide that the Company and the Bank are to pay to Mr. Barton the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that Mr. Barton’s employment is terminated by the Company or Bank without good cause or by Mr. Barton for good reason within two (2) years after the occurrence of a change in control.

The Change in Control Agreement defines “change in control” as: (a) a merger, consolidation or division of the Company or the Bank, the sale of substantially all of the assets of the Company or the Bank, or the purchase by the Company or Bank of substantially all of the assets of another entity unless (i) the transaction is approved in advance by 80% of the disinterested directors of the Company, and (ii) a majority of the Board of Directors of the resulting entity after the transaction are former members of the Board of Directors of the Company; (b) any person becomes the beneficial owner of 20% or more of the Company’s common stock; (c) during any consecutive two (2) year period more than 50% of the Board of Directors of the Company at the beginning of the period cease to be directors unless the election of each new director was approved in advance by two-thirds of the directors at the beginning of the period; or (d) any other change in control of the Company or the Bank similar in effect as determined by the Board of Directors.

The Company and the Bank will have “good cause” to terminate the Executive’s employment if the Executive (a) commits gross malfeasance in office constituting dishonesty or commits a crime involving fraud, misappropriation, embezzlement or dishonesty; or (b) willfully breaches a fiduciary duty owed to the Company or the Bank.

The Executive will have “good reason” to terminate his employment if the Company or the Bank (a) reduces the Executive’s responsibilities or authority; (b) assigns to the Executive duties inconsistent with his office; (c) reassigns the Executive, without his consent, to a principal place of employment which is more than fifty (50) miles from the Executive’s principal place of employment immediately preceding the termination of employment; (d) reduces the Executive’s annual base salary; (e) fails to provide the Executive with health and welfare benefits as favorable as those enjoyed by the Executive prior to the termination of employment; or (f) requires Executive to travel in the performance of his duties for a significantly greater period of time than was required of Executive during the year preceding the change in control.

The Change in Control Agreements provide that upon a termination pursuant to a change in control, the Company and Bank are obligated to pay to the Executive cash compensation in an amount equal to 1.5 times his annual base salary, plus cash bonus and other annual incentive cash compensation, for the calendar year immediately before the calendar year in which the termination of employment occurs. If a termination pursuant to a change in control would occur in 2010, the amounts of the cash compensation that would be payable to Mr. Barton pursuant to the Change in Control Agreement would be approximately $262,500. Payment of this cash compensation is to be made in a single lump sum within twenty (20) days after the termination of employment.

The Change in Control Agreement further provides that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the Executive for one and one-half years the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the Executive immediately prior to the termination pursuant to the change in control. The Executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the Executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.

The Change in Control Agreement also provides that in the event the total payments and benefits to be made and provided thereunder, together with any other payments and benefits which the Executive has the right to receive from the Company and the Bank upon a termination pursuant to a change in control, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the Executive will be entitled to an additional “excise tax adjustment payment” in an amount such that, after the payment of all federal and state income and excise taxes, the Executive will be in the same after-tax position as if no excise tax had been imposed.

The Executive Employment Agreement and Change in Control Agreement contain provisions intending that payments thereunder comply with the provisions of Section 409A of the Internal Revenue Code.

The above summary of the Change in Control Agreement is qualified in its entirety by reference to the full text of the Change in Control Agreement, the form of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2008, and is incorporated herein by reference.

A copy of the press release announcing Mr. Barton’s appointment is filed herewith as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Form of Executive Employment Agreement – incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed January 22, 2010.

10.2	Form of Change in Control Agreement – incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed May 14, 2008.

99.1	Press Release dated September 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.

/s/ THOMAS R. QUINN, JR.
Thomas R. Quinn, Jr., President and Chief Executive Officer

Dated: September 28, 2010

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Executive Employment Agreement – incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed January 22, 2010.

10.2	Form of Change in Control Agreement – incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed May 14, 2008.

99.1	Press Release dated September 28, 2010